CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition

Houston, TX, October 1, 2021– U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced the acquisition of a company  that will add to its industrial injury prevention services business.

The acquired company specializes in return-to-work and ergonomic services, among other offerings.  The business generates more than $2.0 million in annual revenue. Through its Briotix subsidiary, USPH acquired the company’s assets at a purchase price of approximately $3.3 million.

Chris Reading, Chief Executive Officer, stated “We are pleased to be able to continue to grow our industrial injury prevention services business.  We believe there are good cross-selling opportunities that will come from this acquisition with Briotix’s support.”

About U.S.  Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. operates 579 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 38 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
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